Exhibit 99.2

NEWS RELEASE

[Aeroflex Logo]

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Inquiries:

Leonard Borow

President and Chief Operating Officer

(516) 694-6700

AEROFLEX ANNOUNCES AGREEMENT TO BE ACQUIRED BY VERITAS CAPITAL; TERMINATES AGREEMENT WITH AFFILIATES OF GENERAL ATLANTIC AND FRANCISCO PARTNERS

PLAINVIEW, NEW YORK, May 25, 2007 – Aeroflex Incorporated (Nasdaq: ARXX) announced today that, in light of the superior proposal received from Veritas Capital of $14.50 per share in cash, it has terminated the merger agreement with affiliates of General Atlantic and Francisco Partners and entered into a new merger agreement with subsidiaries of Veritas in a transaction valued at approximately $1.1 billion.

As reported yesterday, the special meeting of Aeroflex stockholders that had been scheduled for May 30, 2007 to consider the merger agreement with affiliates of General Atlantic and Francisco Partners will not be held. A new special meeting of Aeroflex stockholders will be called once Aeroflex has determined when it will be in a position to mail to stockholders a new proxy statement concerning the Veritas merger agreement. The Aeroflex Board of Directors has specified June 4, 2007 as the record date for the purpose of determining the stockholders who will be entitled to receive notice of, and to vote at, the new special meeting.

The closing of the transaction with Veritas Capital is subject to the approval of Aeroflex's stockholders and other customary conditions.

Bear, Stearns & Co. Inc. and Banc of America Securities LLC served as Aeroflex’s financial advisors in connection with the transaction. Skadden, Arps, Slate, Meagher & Flom LLP served as Aeroflex's legal counsel.

Veritas Capital, Golden Gate Capital and Goldman Sachs are providing financing for the transaction. Schulte Roth & Zabel LLP served as legal counsel to Veritas Capital. Kirkland & Ellis LLP served as legal counsel to Golden Gate Capital. Fried, Frank, Harris, Shriver & Jacobson LLP served as legal counsel to Goldman Sachs.

Aeroflex will file a Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) with further details concerning this transaction.

About Aeroflex

Aeroflex Incorporated (Nasdaq: ARXX) is a global provider of high technology solutions to the aerospace, defense, cellular and broadband communications markets. The Company’s diverse technologies allow it to design, develop, manufacture and market a broad range of test, measurement and microelectronic products. The Company’s common stock trades on the Nasdaq National Market System under the symbol ARXX and is included in the SAP Small Cap 600 index. Additional information concerning Aeroflex Incorporated can be found on the Company’s Web site: www.aeroflex.com.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Aeroflex’s filings with the SEC. Specifically, Aeroflex makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in Aeroflex’s SEC reports or periodic reports, the proposed transaction mentioned in this release could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Aeroflex and others related to the merger agreement; failure to obtain stockholder approval or any other failure to satisfy other conditions required to complete the merger, including required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the amount of the costs, fees, expenses and charges related to the merger and the execution of certain financings that will be obtained to consummate the merger; and the impact of the substantial indebtedness incurred to finance the consummation of the merger.

Additional Information and Where to Find It

In connection with the proposed merger, Aeroflex will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of Aeroflex. BEFORE MAKING ANY VOTING DECISION, AEROFLEX'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Aeroflex's stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. Aeroflex's stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to the Corporate Secretary, Aeroflex Incorporated, 35 South Service Road, P.O.Box 6022, Plainview, New York 11803, telephone: (516) 694-6700, or from Aeroflex's website at http://www.aeroflex.com.

Participants in the Solicitation

Aeroflex and its directors and officers may be deemed to be participants in the solicitation of proxies from Aeroflex's stockholders with respect to the merger. Information about Aeroflex's directors and executive officers and their ownership of Aeroflex's common stock is set forth in the proxy statement for Aeroflex's 2006 Annual Meeting of Stockholders, which was filed with the SEC on October 5, 2006. Stockholders may obtain additional information regarding the interests of Aeroflex and its directors and executive officers in the merger, which may be different than those of Aeroflex's stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, when filed with the SEC.